The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 28, 2017

Citigroup Global Markets Holdings Inc.	June----, 2017 Medium-Term Senior Notes, Series N Pricing Supplement No. 2017-USNCH0617 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-216372 and 333-216372-01

Contingent Income Performance Leveraged Upside SecuritiesSM Due January-----, 2022

Based on the Performance of Shares of the Alerian MLP ETF

Principal at Risk Securities

Overview

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not provide for regular fixed interest payments and do not repay a fixed amount of principal at maturity. Instead, the securities offer the potential for contingent quarterly coupon payments during their term and a payment at maturity that, in each case, depend on the performance of shares of the Alerian MLP ETF (the “underlying shares”), as described below.

▪	Contingent coupon payments. On each quarterly contingent coupon payment date, the securities will pay a contingent coupon at the rate specified below if and only if the closing price of the underlying shares on the related quarterly valuation date is greater than or equal to the initial share price. If the closing price of the underlying shares is less than the initial share price on any quarterly valuation date, you will not receive a contingent coupon payment for the applicable quarter.

▪	Payment at maturity. At maturity, you will receive a payment based on the performance of the underlying shares from their initial share price to their final share price. If the underlying shares have appreciated from their initial share price to their final share price, you will be repaid the stated principal amount of your securities at maturity and, in addition, will receive a positive return reflecting leveraged exposure to the appreciation of the underlying shares. However, if the underlying shares have depreciated from their initial share price to their final share price, you will receive less than the stated principal amount of your securities at maturity, with the amount of your loss reflecting 1-to-1 exposure to the depreciation of the underlying shares.

▪	In order to obtain the modified exposure to the underlying shares that the securities provide, investors must be willing to (i) forgo any dividends paid on the underlying shares, (ii) accept an investment that may have limited or no liquidity and (iii) accept the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:		Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:		All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying shares:		Shares of the Alerian MLP ETF (NYSE Arca symbol: “AMLP”) (the “underlying share issuer” or “ETF”)
Aggregate stated principal amount:		$
Stated principal amount:		$10 per security
Pricing date:		June , 2017 (expected to be June 30, 2017)
Issue date:		July , 2017 (three business days after the pricing date).
Valuation dates:		Expected to be September 29, 2017, December 28, 2017, March 29, 2018, June 29, 2018, September 28, 2018, December 28, 2018, March 29, 2019, June 28, 2019, September 30, 2019, December 30, 2019, March 30, 2020, June 30, 2020, September 30, 2020, December 30, 2020, March 30, 2021, June 30, 2021, September 30, 2021 and December 30, 2021 (the “final valuation date”), each subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur.
Maturity date:		January , 2022 (expected to be January 5, 2022)
Contingent coupon payment dates:		For each valuation date, the third business day after such valuation date, except that the contingent coupon payment date for the final valuation date will be the maturity date.
Contingent coupon:		On each quarterly contingent coupon payment date, the securities will pay a contingent coupon equal to at least 1.625% of the stated principal amount of the securities (to be determined on the pricing date) if and only if the closing price of the underlying shares on the related valuation date is greater than or equal to the initial share price. If the closing price of the underlying shares on any quarterly valuation date is less than the initial share price, you will not receive any contingent coupon payment on the related contingent coupon payment date.
Payment at maturity:

For each $10 stated principal amount security you hold at maturity, you will receive cash in an amount determined as follows:

▪  If the final share price is greater than or equal to the initial share price:

$10 plus the leveraged return amount plus the contingent coupon payment due at maturity

▪  If the final share price is less than the initial share price:

$10 multiplied by the share performance factor

If the final share price is less than the initial share price, your payment at maturity will be less, and possibly significantly less, than the $10 stated principal amount per security, and you will not receive any contingent coupon payment at maturity. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Leveraged return amount:		$10 × the share percent increase × the leverage factor
Leverage factor:		200.00%
Initial share price:		$ , the closing price of the underlying shares on the pricing date
Final share price:		The closing price of the underlying shares on the final valuation date
Share percent increase:		The final share price minus the initial share price, divided by the initial share price
Share performance factor:		The final share price divided by the initial share price
Listing:		The securities will not be listed on any securities exchange
CUSIP / ISIN:		17325K461 / US17325K4610
Underwriter:		Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee	Proceeds to issuer
Per security:	$10.00	$0.252)	$9.70
$0.05(3)
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $8.600 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.30 for each $10 security sold in this offering. Certain selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from CGMI a fixed selling concession of $0.25 for each $10 security they sell. Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $0.05 for each security.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-04-06 dated April 7, 2017            Prospectus Supplement and Prospectus each dated April 7, 2017

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Contingent Income Performance Leveraged Upside SecuritiesSM Due January- ---, 2022 Based on the Performance of Shares of the Alerian MLP ETF Principal at Risk Securities

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether you receive a contingent coupon payment on a contingent coupon payment date as well as your payment at maturity. These events, including market disruption events and other events affecting the underlying shares, and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF,” and not in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Statements in the accompanying product supplement to the effect that the securities do not offer upside exposure to the underlying shares should be disregarded.

Dilution and Reorganization Adjustments. The initial share price is a “Relevant Price” for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial share price is subject to adjustment upon the occurrence of any of the events described in that section.

Investment Summary

Contingent quarterly coupon payments. The securities provide an opportunity for investors to earn a quarterly contingent coupon payment, which is an amount equal to at least $0.1625 (at least 1.625% of the stated principal amount) per security (to be determined on the pricing date), with respect to each quarterly valuation date on which the closing price of the underlying shares is greater than or equal to the initial share price. The quarterly contingent coupon payment, if any, will be payable quarterly on the relevant contingent coupon payment date, which is the third business day after the related valuation date or, in the case of the quarterly contingent coupon payment, if any, with respect to the final valuation date, the maturity date. If the closing price of the underlying shares is less than the initial share price on any valuation date, investors will receive no quarterly contingent coupon payment for the related quarterly period. It is possible that the closing price of the underlying shares could be below the initial share price on most or all of the valuation dates so that you will receive few or no quarterly contingent coupon payments. We refer to these payments as contingent because there is no guarantee that you will receive a payment on any contingent coupon payment date. Even if the closing price of the underlying shares was at or above the initial share price on some quarterly valuation dates, the closing price of the underlying shares may fluctuate below the initial share price on others.

Exposure to the performance of the underlying shares at maturity. At maturity, if the final share price is greater than or equal to the initial share price, you will be repaid the stated principal amount of your securities and, in addition, will receive the leveraged return amount and the quarterly contingent coupon payment with respect to the final valuation date. The leveraged return amount will reflect 200.00% leveraged exposure to the appreciation of the underlying shares from the initial share price to the final share price. However, if the final share price is less than the initial share price, investors will be exposed to the decline in the closing price of the underlying shares, as compared to the initial share price, on a 1-to-1 basis. Under these circumstances, the payment at maturity will be (i) the stated principal amount times (ii) the share performance factor, which means that the payment at maturity may be significantly less than the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of receiving few or no quarterly contingent coupon payments over the term of the securities.

Key Investment Rationale

The securities offer investors an opportunity to earn a quarterly contingent coupon payment equal to at least 1.625% (to be determined on the pricing date) of the stated principal amount with respect to each quarterly valuation date on which the closing price of the underlying shares is greater than or equal to the initial share price. The payment at maturity will vary depending on the final share price, as described below:

Leveraged Upside Performance:	The securities offer investors an opportunity to capture enhanced returns at maturity relative to a direct investment in the underlying shares.
Upside Scenario at Maturity:	If the final share price is greater than or equal to the initial share price, the payment at maturity for each security will be equal to the $10.00 stated principal amount plus the leveraged return amount plus the contingent coupon payment due at maturity. For example, if the final share price is 3% greater than the initial share price, the securities will provide a positive return of 6% at maturity (in addition to the final contingent

June 2017	PS-2

Citigroup Global Markets Holdings Inc.
Contingent Income Performance Leveraged Upside SecuritiesSM Due January- ---, 2022 Based on the Performance of Shares of the Alerian MLP ETF Principal at Risk Securities

coupon payment).
Downside Scenario at Maturity:	If the final share price is less than the initial share price, you will lose 1% for every 1% decline in the value of the underlying shares from the initial share price and the payment at maturity will be less than the stated principal amount. For example, if the final share price is 30% less than the initial share price, you will receive a payment at maturity of $7.00 per security, or 70% of the stated principal amount. There is no minimum payment at maturity on the securities, and investors may lose their entire initial investment.

Hypothetical Examples

The examples below illustrate how to determine whether a contingent coupon will be paid with respect to a quarterly valuation date and how to calculate the payment at maturity on the securities. For ease of analysis, figures in the table below may have been rounded.

The examples below are based on the following hypothetical values and assumptions in order to illustrate how the securities work and do not reflect the actual initial share price and the actual contingent coupon, each of which will be determined on the pricing date:

Hypothetical initial share price:	$11.00
Hypothetical quarterly contingent coupon payment:	$0.1625 (1.625% of the stated principal amount) per security

Hypothetical Examples of Contingent Coupon Payments with Respect to a Quarterly Valuation Date

The following examples illustrate the hypothetical contingent coupon payments with respect to three hypothetical quarterly valuation dates.

	Hypothetical closing price of the underlying shares	Hypothetical contingent coupon payment per security
Example 1: Hypothetical Valuation Date 1	$13.20	$0.1625
Example 2: Hypothetical Valuation Date 2	$11.00	$0.1625
Example 3: Hypothetical Valuation Date 3	$8.80	$0.00

Example 1: In this example, the closing price of the underlying shares on hypothetical valuation date 1 is greater than the initial share price and, as a result, investors in the securities would receive the contingent coupon payment of $0.1625 per security on the related contingent coupon payment date.

Example 2: In this example, the closing price of the underlying shares on hypothetical valuation date 2 is equal to the initial share price and, as a result, investors in the securities would receive the contingent coupon payment of $0.1625 per security on the related contingent coupon payment date.

Example 3: In this example, the closing price of the underlying shares on hypothetical valuation date 3 is less than the initial share price and, as a result, investors would not receive any contingent coupon payment on the related contingent coupon payment date.

Investors in the securities will not receive a contingent coupon payment on a contingent coupon payment date if, on the related valuation date, the closing price of the underlying shares is less than the initial share price.

June 2017	PS-3

Citigroup Global Markets Holdings Inc.
Contingent Income Performance Leveraged Upside SecuritiesSM Due January- ---, 2022 Based on the Performance of Shares of the Alerian MLP ETF Principal at Risk Securities

Hypothetical Examples of the Payment at Maturity on the Securities

The diagram below illustrates your payment at maturity (excluding the final contingent coupon, if any) for a range of hypothetical percentage changes from the initial share price to the final share price.

Investors in the securities will not receive any dividends on the underlying shares or the securities included in or held by the ETF. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the ETF” below.

Contingent Income Performance Leveraged Upside SecuritiesSM Payment at Maturity Diagram

■ The Securities	■ The Underlying Shares

Your actual payment at maturity per security will depend on the actual initial share price and the actual final share price. The examples below are intended to illustrate how your payment at maturity will depend on whether the final share price is greater than or less than the initial share price and by how much. The examples are based on a hypothetical initial share price of $11.00.

Example 4—Upside Scenario. The hypothetical final share price is $13.20 (an approximately 20.00% increase from the hypothetical initial share price), which is greater than the hypothetical initial share price.

Payment at maturity per security = $10 + the leveraged return amount + the contingent coupon payment due at maturity

= $10 + ($10 × the share percent increase × the leverage factor) + $0.1625

= $10 + ($10 × 20.00% × 200.00%) + $0.1625

= $10 + $4.00 + $0.1625

= $14.1625

Because the underlying shares appreciated from the hypothetical initial share price to the hypothetical final share price, your payment at maturity in this scenario would be equal to the $10 stated principal amount per security plus the leveraged return amount plus the contingent coupon payment due at maturity, or $14.1625 per security.

June 2017	PS-4

Citigroup Global Markets Holdings Inc.
Contingent Income Performance Leveraged Upside SecuritiesSM Due January- ---, 2022 Based on the Performance of Shares of the Alerian MLP ETF Principal at Risk Securities

Example 5—Downside Scenario. The hypothetical final share price is $3.30 (an approximately 70.00% decrease from the hypothetical initial share price), which is less than the hypothetical initial share price.

Payment at maturity per security = $10 × the share performance factor

= $10 × 30.00%

= $3.00

Because the underlying shares depreciated from the hypothetical initial share price to the hypothetical final share price, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the underlying shares. In addition, you will not receive a contingent coupon payment with respect to the final valuation date if the final share price of the underlying shares is less than the initial share price.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities that are guaranteed by Citigroup Inc., including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying shares. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. Instead, your payment at maturity will depend on the performance of the underlying shares. If the final share price is less than the initial share price, you will lose a significant portion or all of your investment, based on a loss of 1% of the stated principal amount of the securities for every 1% by which the final share price is less than the initial share price. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	You will not receive any contingent coupon payment for any quarter in which the closing price of the underlying shares is less than the initial share price on the related valuation date. A contingent coupon payment will be made on a contingent coupon payment date if and only if the closing price of the underlying shares on the related valuation date is greater than or equal to the initial share price. If the closing price of the underlying shares is less than the initial share price on any quarterly valuation date, you will not receive any contingent coupon payment on the related contingent coupon payment date, and if the closing price of the underlying shares is below the initial share price on each valuation date, you will not receive any contingent coupon payments over the term of the securities.

▪	Higher contingent coupon rates are associated with greater risk. The securities offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the pricing date for the securities, including the risk that you may not receive a contingent coupon payment on one or more, or any, contingent coupon payment dates and the risk that the amount you receive at maturity may be significantly less than the stated principal amount of your securities and may be zero. The volatility of the underlying shares is an important factor affecting these risks. Greater expected volatility of the underlying shares as of the pricing date may result in a higher contingent coupon rate, but it also represents a greater expected likelihood as of the pricing date that the closing price of the underlying shares will be less than the initial share price on one or more valuation dates, such that you will not receive one or more, or any, contingent coupon payments during the term of the securities and that the closing price of the underlying shares will be significantly less than the initial share price on the final valuation date, such that you will suffer a substantial loss of principal at maturity.

▪	The performance of the securities will depend on the closing price of the underlying shares solely on the relevant valuation dates, which makes the securities particularly sensitive to the volatility of the underlying shares. Whether the contingent coupon will be paid for any given quarter will depend on the closing price of the underlying shares solely on the applicable quarterly valuation dates, regardless of the closing price of the underlying shares on other days during the term of the securities. The amount you receive at maturity will depend solely on the closing price of the underlying shares on the final valuation

June 2017	PS-5

Citigroup Global Markets Holdings Inc.
Contingent Income Performance Leveraged Upside SecuritiesSM Due January- ---, 2022 Based on the Performance of Shares of the Alerian MLP ETF Principal at Risk Securities

date, and not on any other day during the term of the securities. Because the performance of the securities depends on the closing price of the underlying shares on a limited number of dates, the securities will be particularly sensitive to volatility in the closing price of the underlying shares. You should understand that the underlying shares have historically been highly volatile.

▪	Investing in the securities is not equivalent to investing in the underlying shares. You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the underlying shares. As of June 23, 2017, the trailing 12-month dividend yield of the underlying shares was approximately 8.02%. While it is impossible to know the future dividend yield of the underlying shares, if this trailing 12-month dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of approximately 36.09% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the underlying shares or in another investment linked to the underlying shares that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities. Because of this lost dividend yield, an investment in the securities is likely to significantly underperform a direct investment in the underlying shares unless the underlying shares appreciate significantly over the term of the securities.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, dividend yields on the underlying shares and the securities held by the ETF and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the securities.

June 2017	PS-6

Citigroup Global Markets Holdings Inc.
Contingent Income Performance Leveraged Upside SecuritiesSM Due January- ---, 2022 Based on the Performance of Shares of the Alerian MLP ETF Principal at Risk Securities

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the price and volatility of the securities held by the ETF, the dividend yields on the underlying shares and the securities held by the ETF, interest rates generally, the time remaining to maturity and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price of the underlying shares may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	An investment in the securities is subject to risks associated with MLPs. All securities held by the ETF are issued by master limited partnerships (“MLPs”) in the energy infrastructure sector. Investments in MLPs involve risks that differ from investments in common stocks, including risks related to limited control and limited rights to vote on matters affecting MLPs, and risks related to potential conflicts of interest between MLPs and MLPs’ general partners. In addition, securities of MLPs often have less liquidity than common stocks of larger companies, and the tax treatment of MLPs may be adversely changed. Moreover, the MLPs held by the ETF all operate in the energy infrastructure sector and therefore are subject to the risks affecting that sector on a concentrated basis. All these factors may adversely affect the prices of the securities held by the ETF and consequently, the price of the underlying shares and the return on the securities.

▪	Our offering of the securities does not constitute a recommendation of the underlying shares. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or the securities held by the ETF or in instruments related to the underlying shares or such securities and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪	The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the underlying shares or the securities held by the ETF and other financial instruments related to the underlying shares or such securities and may adjust such positions during the term of the securities. Our affiliates also trade the underlying shares or the securities held by the ETF and other financial instruments related to the underlying shares or such securities on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the underlying share issuer or the issuers of the securities held by the ETF, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not

June 2017	PS-7

Citigroup Global Markets Holdings Inc.
Contingent Income Performance Leveraged Upside SecuritiesSM Due January- ---, 2022 Based on the Performance of Shares of the Alerian MLP ETF Principal at Risk Securities

disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per underlying share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per underlying share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per underlying share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that could affect the price of the underlying shares. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of underlying shares to receive shares of another entity, the shares of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger. Additionally, if the underlying shares are delisted or the ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the underlying shares. See “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Dilution and Reorganization Adjustments,” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events, events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	The price and performance of the underlying shares may not completely track the performance of the ETF’s underlying index or its net asset value per share. The ETF does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in its underlying index. In addition, the performance of the underlying shares reflects additional transaction costs and fees that are not included in the calculation of the ETF’s underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying shares and the ETF’s underlying index. In addition, corporate actions with respect to the equity securities constituting the ETF’s underlying index or held by the ETF (such as mergers and spin-offs) may impact the variance between the performances of the underlying shares and the ETF’s underlying index. Finally, because the underlying shares are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of the underlying shares may differ from the ETF’s net asset value per share.

During periods of market volatility, securities underlying the ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the ETF and the liquidity of the underlying shares may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the ETF. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell the underlying shares. As a result, under these circumstances, the market value of the underlying shares may vary substantially from the ETF’s net asset value per share. For all of the foregoing reasons, the performance of the underlying shares might not correlate with the performance of the ETF’s underlying index and/or its net asset value per share, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your return on the securities.

▪	Changes made by the investment adviser to the ETF or by the sponsor of the index underlying the ETF may adversely affect the underlying shares. We are not affiliated with the investment adviser to the ETF or with the sponsor of the index underlying the ETF. Accordingly, we have no control over any changes such investment adviser or sponsor may make to the ETF or the index underlying the ETF. Such changes could be made at any time and could adversely affect the performance of the underlying shares.

June 2017	PS-8

Citigroup Global Markets Holdings Inc.
Contingent Income Performance Leveraged Upside SecuritiesSM Due January- ---, 2022 Based on the Performance of Shares of the Alerian MLP ETF Principal at Risk Securities

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be materially and adversely affected. Moreover, as described in the accompanying product supplement under “United States Federal Tax Considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss recognized by U.S. investors, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. investors should note that persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%. To the extent that we have withholding responsibility in respect of the securities, we intend to so withhold. In addition, there is a risk that a non-U.S. investor could be subject to tax under the "FIRPTA" rules, as described further under "United States Federal Tax Considerations" in this pricing supplement.

Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors in respect of certain financial instruments linked to U.S. equities. In light of IRS regulations providing a general exemption for financial instruments issued in 2017 that do not have a “delta” of one, as of the date of this preliminary pricing supplement the securities should not be subject to withholding under Section 871(m). However, information about the application of Section 871(m) to the securities will be updated in the final pricing supplement. Moreover, the IRS could challenge a conclusion that the securities should not be subject to withholding under Section 871(m).

We will not be required to pay any additional amounts with respect to amounts withheld.

Information About the Underlying Shares

The shares of the Alerian MLP ETF, which we refer to as the “ETF,” are issued by ALPS ETF Trust, a registered investment company. The Alerian MLP ETF seeks investment results that correspond generally to the performance, before fees and expenses, of the Alerian MLP Infrastructure Index (the “underlying index”). The underlying index is comprised of 25 energy infrastructure master limited partnerships that earn the majority of their revenues from the transportation, storage and processing of energy commodities. The underlying index is calculated using a capped, float-adjusted, capitalization weighted methodology and is disseminated real-time on a price-return basis by the NYSE under the ticker “AMZI.” Information provided to or filed with the SEC by ALPS ETF Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-148826 and 811-22175, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The Alerian MLP ETF trades on the NYSE Arca under the ticker symbol “AMLP.”

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying shares or other securities of the ETF. We have derived all disclosures contained in this pricing supplement regarding the underlying shares and the ETF from the publicly available documents described above. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the ETF or the underlying shares.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying shares.

Historical Information

The graph below shows the closing prices of the underlying shares for each day such price was available from January 3, 2012 to June 23, 2017. The table that follows shows the high and low closing prices of, and dividends paid on, the underlying shares for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of the underlying shares as an indication of future performance.

June 2017	PS-9

Citigroup Global Markets Holdings Inc.
Contingent Income Performance Leveraged Upside SecuritiesSM Due January- ---, 2022 Based on the Performance of Shares of the Alerian MLP ETF Principal at Risk Securities

Shares of the Alerian MLP ETF – Historical Closing Prices January 3, 2012 to June 23, 2017

June 2017	PS-10

Citigroup Global Markets Holdings Inc.
Contingent Income Performance Leveraged Upside SecuritiesSM Due January- ---, 2022 Based on the Performance of Shares of the Alerian MLP ETF Principal at Risk Securities

Shares of the Alerian MLP ETF (CUSIP of the Underlying Shares: 00162Q866)	High	Low	Dividends
2012
First Quarter	$17.18	$16.53	$0.24297
Second Quarter	$16.87	$15.28	$0.24500
Third Quarter	$16.62	$16.09	$0.25200
Fourth Quarter	$16.86	$15.58	$0.25600
2013
First Quarter	$17.72	$16.36	$0.26100
Second Quarter	$18.07	$17.16	$0.26400
Third Quarter	$18.28	$17.04	$0.26900
Fourth Quarter	$17.98	$17.09	$0.27400
2014
First Quarter	$17.80	$17.34	$0.27800
Second Quarter	$19.00	$17.74	$0.27900
Third Quarter	$19.31	$18.08	$0.28400
Fourth Quarter	$19.05	$16.50	$0.28900
2015
First Quarter	$17.66	$16.22	$0.29250
Second Quarter	$17.24	$15.56	$0.29550
Third Quarter	$15.96	$11.51	$0.29900
Fourth Quarter	$14.14	$9.98	$0.29900
2016
First Quarter	$12.15	$7.97	$0.29900
Second Quarter	$12.91	$10.27	$0.24000
Third Quarter	$12.95	$12.07	$0.24000
Fourth Quarter	$12.72	$11.86	$0.24000
2017
First Quarter	$13.29	$12.48	$0.22500
Second Quarter (through June 23, 2017)	$12.80	$11.06	$0.21500

The closing price of the underlying shares on June 23, 2017 was $11.47.

We make no representation as to the amount of dividends, if any, that may be paid on the underlying shares in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the underlying shares.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our tax counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our tax counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

June 2017	PS-11

Citigroup Global Markets Holdings Inc.
Contingent Income Performance Leveraged Upside SecuritiesSM Due January- ---, 2022 Based on the Performance of Shares of the Alerian MLP ETF Principal at Risk Securities

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In addition, the U.S. Treasury Department and the IRS have released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts.” While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential consequences of the IRS notice.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the securities are uncertain, persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the securities, we intend to so withhold. In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

The “Foreign Investment in Real Property Tax Act” and Treasury regulations promulgated thereunder (“FIRPTA”) generally impose a tax on the sale or disposition by a Non-U.S. Holder of a United States real property interest (“USRPI”), including certain interests in a corporation that is a United States real property holding corporation (“USRPHC”). Generally, a domestic corporation is a USRPHC if the fair market value of its USRPIs equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in its trade or business. You should refer to information filed by Alerian MLP ETF with the Securities and Exchange Commission to determine whether Alerian MLP ETF is a USRPHC. Moreover, even if Alerian MLP ETF is a USRPHC, the application of the FIRPTA rules to the securities is not clear. If the securities are treated as USRPIs and the securities are “regularly traded on an established securities market,” a Non-U.S. Holder will be subject to U.S. federal net income tax on a disposition of the securities if the Non-U.S. Holder actually or constructively holds or held (at any time during Non-U.S. Holder’s holding period) more than 5% of the securities. If gain on the sale or other taxable disposition of the securities were subject to taxation under FIRPTA, a Non-U.S. Holder would be subject to U.S. federal income tax on the gain realized on a disposition of the securities and generally would be required to file a U.S. federal income tax return. You should consult your tax adviser regarding the potential application of FIRPTA to the securities.

Moreover, as discussed under “United States Federal Tax Considerations – Tax Consequences to Non-U.S. Holders – Possible Withholding Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations exempt financial instruments issued in 2017 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our tax counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the securities are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

This information is indicative and will be updated in the final pricing supplement or may otherwise be updated by us in writing from time to time. Non-U.S. Holders should be warned that Section 871(m) may apply to the securities based on circumstances as of the pricing date for the securities and, therefore, it is possible that the securities will be subject to withholding tax under Section 871(m).

We will not be required to pay any additional amounts with respect to amounts withheld.

June 2017	PS-12

Citigroup Global Markets Holdings Inc.
Contingent Income Performance Leveraged Upside SecuritiesSM Due January- ---, 2022 Based on the Performance of Shares of the Alerian MLP ETF Principal at Risk Securities

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.30 for each $10.00 security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management, and their financial advisors collectively a fixed selling concession of $0.25 for each $10.00 security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each security they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines. This hedging activity could affect the closing price of the underlying shares and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because certain terms of the securities have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

June 2017	PS-13

Citigroup Global Markets Holdings Inc.
Contingent Income Performance Leveraged Upside SecuritiesSM Due January- ---, 2022 Based on the Performance of Shares of the Alerian MLP ETF Principal at Risk Securities

Contact

Clients of Morgan Stanley Wealth Management may contact their local Morgan Stanley branch office or the Morgan Stanley principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 762-9666). All other clients may contact their local brokerage representative.

Performance Leveraged Upside SecuritiesSM is a service mark of Morgan Stanley, used under license.

© 2017 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

June 2017	PS-14